EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) by and between Tandy Brands Accessories, Inc., a Delaware corporation (the “Company” or “Tandy Brands”), and N. Roderick McGeachy, III (“Executive”) is hereby entered into effective as of October 1, 2008 (“Effective Date”).
RECITALS
     Whereas, as of the Effective Date, the Company and the subsidiaries of the Company (the Company and such subsidiaries being collectively, the “TBAC Companies”) designs and markets fashion accessories and gifts for men, women and children; and
     Whereas, the Company wishes to employ Executive, and Executive wishes to be employed by the Company, on the terms set forth herein; and
     Whereas, in the course of his employment with the Company, Executive will become familiar with and aware of information as to the TBAC Companies’ customers and specific manner of doing business, including the processes, techniques and trade secrets used by the TBAC Companies, and future plans with respect thereto, all of which have been and will be established and maintained at great expense to the TBAC Companies and which constitute trade secrets and the valuable goodwill of the TBAC Companies.
     Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:
AGREEMENTS
1.	Employment and Duties.
a.	The Company hereby employs Executive as the President and Chief Executive Officer of Tandy Brands Accessories, Inc. As such, Executive shall have the responsibilities, duties and authority customarily appertaining to such offices and such other duties as may be reasonably assigned to Executive by the Board of Directors of the Company and which are consistent with such position. Executive shall report to the Board of Directors of the Company (the “Board” or the “Board of Directors”). Executive hereby accepts this employment upon the terms and conditions herein contained and, subject to paragraph 1(c), agrees to devote substantially all of his time, attention and efforts during normal business hours, excluding any periods of vacation, sick leave or personal leave, to promote and further the business and interests of the Company and its affiliates.

b.	Executive shall faithfully adhere to, execute and fulfill all reasonable and lawful policies established by the Company, to the extent such policies have been communicated to Executive in writing or the Executive is otherwise aware of such policies, and such policies are not inconsistent with any of the terms of this Agreement or with any federal, state or local law or regulation.

c.	Except as authorized by the Company’s Board of Directors, Executive shall not, during the term of his employment hereunder, engage in any other business activity pursued for gain, profit or other pecuniary advantage to the extent such activity materially interferes with Executive’s duties and responsibilities hereunder. The foregoing limitations shall not prohibit Executive from making personal investments in such form or manner as will not materially interfere with Executive’s performance of his duties under this Agreement.

d.	During the Initial Term and any Extended Term, Executive shall be entitled to fifteen (15) days of personal time off in accordance with the policies of the Company.
2.	Compensation. For all services rendered by Executive, the Company shall compensate Executive as follows:
a.	Base Salary. The base salary payable to Executive from the Effective Date through June 30, 2009 (the “2009 Fiscal Period”) will be $300,000 per year (“Base Salary”) payable in accordance with the Company’s payroll procedures for officers. For the period from July 1, 2009 to June 30, 2010 (the “2010 Fiscal Period”), Executive’s Base Salary will be $330,000. For any periods after June 30, 2010, on an annual basis such Base Salary shall be reviewed by the Board of Directors, and may be adjusted at its discretion in light of the Executive’s position, responsibilities, performance and such other reasonable, job-related factors that the Board deems appropriate.

b.	Annual Bonus. During the Initial Term and any Extended Term, Executive shall be entitled to participate in any incentive bonus plan maintained by the Company for its executive officers. For the 2009 Fiscal Period, Executive’s target bonus will be set at seventy-five percent (75%) of the 2009 Fiscal Period Base Salary and Executive will be entitled to receive at least fifty-five percent (55%) as a guaranteed bonus payment. For the 2010 Fiscal Period, Executive’s target bonus will be set at seventy-five percent (75%) of the 2010 Fiscal Period Base Salary and Executive will be entitled to receive at least thirty-five percent (35%) as a guaranteed bonus payment.

c.	Sign-On Bonus. In consideration of the benefits foregone from Executive’s previous employer, the Company will pay to Executive a sign-on bonus of $210,000 (the “Sign-On Bonus”). One-half of the Sign-On Bonus will be paid as of the Effective Date and the remaining one-half of the Sign-On Bonus will be paid sixty days following the Effective Date.

d.	Executive Perquisites and Benefits. During the Term, Executive shall be entitled to receive additional benefits and compensation from the Company in the form and to the extent specified below:
i.	Executive shall be reimbursed for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of his duties pursuant to this Agreement and in accordance with the

Company’s policy for its officers. All such expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy.

ii.	Executive shall be entitled to participate in the various employee benefit plans or programs provided to the other comparable officers (in terms of position) of the Company in general, subject to the regular eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or perquisites as may be approved for Executive by the Board during the term of this Agreement. The preceding sentence shall not require the Company to establish or maintain any particular employee benefit plan, program, or arrangement, or in any way limit the Company’s right to amend, modify or revoke any such employee benefit plan, program, or arrangement without Executive’s consent.

iii.	The Company will pay certain annual insurance premiums for term life coverage of $700,000 ($400,000 automatically approved and the balance based on verification of health) and disability coverage of $15,000 per month.

iv.	The relocation benefits described on Schedule 1 attached hereto.
3.	Non-Competition Agreement.
a.	Executive acknowledges that as a consequence of his employment with the Company, he will be furnished or have access to Confidential Information (as defined below). Executive further recognizes that the Company’s willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this paragraph 3 and that Executive’s breach of the provisions of this paragraph 3 could materially damage the Company. Subject to the further provisions of this Agreement, Executive will not, during his actual employment with the Company and, following the termination of such employment for any reason for a period that shall expire on the later of (I) the expiration of the Initial Term, or (ii) twelve months after the termination of such employment (the “Non-competition Period”), directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:
i.	engage, as an officer, director, shareholder, owner, partner, joint venture, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, whether paid or unpaid, in any gift or accessories business directly related thereto (such business and operations referred to herein as the “Accessories Business”), in direct competition with any of the TBAC Companies within the United States (the “Territory”);

ii.	call upon any person who is at that time or was within the preceding 6 months an employee of the TBAC Companies for the purpose or with the intent of enticing such employee away from or out of the employ of the TBAC Companies; or

iii.	call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of the TBAC Companies within the Territory for the purpose of soliciting customers, orders or contracts for any Accessories Business within the Territory; (other than the TBAC Companies during Executive’s actual employment with the Company).

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment (i) 1% of the capital stock of a company engaged in the Accessories Business, whose stock is traded on a national securities exchange or on an over-the-counter or similar market or (ii) 1% of the capital stock of a competing business whose stock is not publicly traded, if the Board consents to such acquisition; provided that Executive, neither alone nor in conjunction with other affiliated parties, has any power or authority to manage, operate, advise, consult with or control such entity, or to select a director, manager, general partner, or similar governing official of such entity, other than in connection with the normal and customary voting powers afforded Executive in connection with any permissible equity ownership. Any ownership interest in any business which is in competition in any material regard and which is known to Executive with the TBAC Companies shall immediately be disclosed to the Board by Executive.
b.	Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which they would have no other adequate remedy, Executive agrees that the foregoing covenant may be enforced by the Company, in the event that a court of competent jurisdiction determines that he has breached, or has attempted or threatened to breach, the foregoing covenant, by injunctions, restraining orders, and orders of specific performance issued by a court of competent jurisdiction. This relief is in addition to all other remedies that are available at law.

c.	It is agreed by the parties that the foregoing covenants in this paragraph 3 impose a reasonable restraint on Executive in light of the activities and business of the TBAC Companies on the date of the execution of this Agreement and the current plans of the TBAC Companies; but it is also the intent of the Company and Executive that, subject to paragraph 3.d. hereof, such covenants be construed and enforced in accordance with the changing activities, business and locations of the TBAC Companies throughout the term of this covenant, whether before or, to the extent reasonably contemplated by the Board, after the date of termination of the employment of Executive, unless the Executive was conducting such new business prior to the TBAC Companies’ conducting such new business.

d.	It is further agreed by the parties hereto that, in the event that Executive shall cease to be employed hereunder and shall enter into a business or pursue other activities not in competition with the Accessories Business of the TBAC Companies or related activities or business in locations the operation of which, under such circumstances, does not violate clause (a)(i) of this paragraph 3, and in any event such new business, activities or location are not in violation of this paragraph 3 or of Executive’s obligations under this paragraph 3, if any, Executive shall not be chargeable with a violation of this paragraph 3 if the TBAC Companies shall at any time after the termination of Executive’s employment enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

e.	The covenants in this paragraph 3 are severable and separate, and the non-enforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

f.	It is specifically agreed that the portion of the Non-competition Period following termination of employment stated at the beginning of this paragraph 3, during which the agreements and covenants of Executive made in this paragraph 3 shall be effective, may be computed by excluding from such computation any time during which Executive is in material violation of any provision of this paragraph 3.

g.	The Company and the Executive hereby agree that this covenant is a material and substantial part of this Agreement.
4.	Term; Termination; Rights on Termination. The term of this Agreement shall begin on the Effective Date and continue to October 1, 2010 (the “Initial Term”), unless terminated sooner as herein provided; however, beginning on the second anniversary of the Effective Date and on each anniversary thereafter the term shall automatically continue for one year on the same terms and conditions contained herein in effect as of the time of renewal (the “Extended Term”) unless not less than thirty (30) days prior to any such anniversary either party shall give written notice to the other party that the term shall not be so extended. This Agreement and Executive’s employment may be terminated in any one of the followings ways:
a.	Death. The death of Executive shall immediately terminate this Agreement with no severance compensation due Executive’s estate; provided, however, for the 90-day period following Executive’s death, the Company, at its sole cost and expense, shall continue to provide Executive’s then qualified beneficiaries with coverage under the Company’s group health plan in which Executive or such beneficiaries participated immediately prior to Executive’s death or a successor plan thereto, subject to the terms of such plan as it may be amended (“Company

Health Plan”). Thereafter, the Company shall provide continuation of coverage elections to such qualified beneficiaries as required by law.

b.	Disability. If Executive becomes entitled to and receives benefits under an insured long term disability plan of the TBAC Companies (incurs a “Disability”), the Company, with the approval of the Board (excluding for this purpose Executive if he is a member of the Board), may terminate this Agreement and Executive’s employment hereunder. In the event this Agreement is terminated as a result of Executive’s Disability, Executive shall have no right to any severance compensation; provided, however, (i) Executive shall be entitled to any benefits payable to Executive under such long term disability plan, and (ii) the Company, at its sole cost and expense, shall continue the coverage of Executive and his qualified beneficiaries (for as long as they are qualified beneficiaries thereunder) under the Company Health Plan, subject to the terms of the Company Health Plan, for as long as Executive continues to qualify for and receive benefits under such long term disability plan, but not to exceed two years. Thereafter, the Company shall provide continuation of coverage elections to Executive and his qualified beneficiaries as required by law.

In the event Executive ceases to be disabled, the provisions of paragraph 3 shall not apply unless the Company shall offer to reinstate Executive under an agreement containing terms and provisions no less beneficial to Executive than those set forth in this Agreement.

c.	Cause. The Company may terminate this Agreement and Executive’s employment for “Cause,” which shall be: (1) Executive’s breach of this Agreement (which remains uncured at the end of a 10-day period after receipt of written notice of the breach); (2) Executive’s malfeasance, negligence in the performance or intentional nonperformance (in either case continuing for 10 days after receipt of written notice of need to cure) of any of Executive’s material duties and responsibilities hereunder; (3) Executive’s dishonesty or fraud with respect to the business, reputation or affairs of the TBAC Companies; (4) fraud, misappropriation or embezzlement of funds or other property of the TBAC Companies, (5) Executive’s conviction of a felony crime which, in the opinion of the Board, brings Executive or the TBAC Companies into disrepute or causes harm to the TBAC Companies’ business, customer relations, financial condition or prospects, or (6) violation of any statutory or common law duty of loyalty to the TBAC Companies. Any termination for Cause must be approved by the Board (excluding for this purpose Executive if he is a member of the Board). In the event of a termination for Cause, Executive shall have no right to any severance compensation.

d.	Without Cause or For Good Reason. Executive may be terminated without Cause and other than due to Disability by the Company during either the Initial Term or Extended Term only if such termination is approved by the Board (excluding for this purpose Executive if he is a member of the Board). Should Executive be terminated by the Company without Cause and other than due to Disability or should Executive terminate with Good Reason during the Initial Term, Executive shall receive from the Company, in addition to any accrued but unpaid salary, bonus and benefits, in a lump sum payment due on the effective date of termination, an amount equivalent to Executive’s Base Salary (then in effect) for (i) whatever time period is remaining under the Initial Term or (ii) for one year, whichever amount is greater. If Executive resigns or otherwise terminates his employment without Good Reason, rather than the Company terminating his employment pursuant to this paragraph 4.d., Executive shall receive no severance compensation.

e.	Executive shall have “Good Reason” to terminate his employment hereunder as a consequence of any of the following events, unless such event is agreed to in writing by Executive: (i) a material reduction in his authority, titles, responsibilities or duties; (ii) the relocation of the Company’s principal executive offices or Executive’s principal office to a location outside the state of Texas without a commensurate adjustment in Executive’s Base Annual Salary to reflect any increase in cost of living as measured by comparing the applicable regional or local consumer price indices; (iii) the request by the Board that Executive perform any illegal act to which criminal sanctions might apply; (iv) the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement, as contemplated in paragraph 11; or (v) a material breach of this Agreement by the Company (including failure of the Company to pay Executive on a timely basis the amounts to which Executive is entitled under this Agreement); provided, however, Good Reason shall exist with respect to a matter only if such matter is not corrected by the Company within 30 days of its receipt of written notice of such matter from Executive.

f.	If termination of Executive’s employment arises out of the events set forth in paragraph 4.e.(iii) or 4.e.(v) as determined by a court of competent jurisdiction or pursuant to the provisions of paragraph 17 below, the Company shall pay all amounts and damages to which Executive may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Executive to enforce his rights hereunder. Further, none of the provisions of paragraph 3 shall apply in the event the Company breaches its payment obligations under Paragraphs 2 or 4.d. and such breach is not corrected within 20 business days after the date Executive delivers written notice of such breach to the Company.

g.	Resignation Without Good Reason. Executive may, without Good Reason, terminate this Agreement and Executive’s employment, effective 30 days after written notice is provided to the Company. If Executive resigns or otherwise terminates his employment without Good Reason, rather than the Company terminating his employment pursuant to paragraph 4.d., Executive shall receive all accrued but unpaid salary, bonus and benefits. Under no circumstances where Executive terminates Executive’s employment without Good Reason, shall Executive be entitled to any pro rata share or payment of any bonus or other compensation which requires employment at the time of the determination or award for eligibility.

h.	Upon termination of this Agreement for any reason provided above, in addition to the above payments, if any, Executive shall be entitled to receive all compensation earned (including but not limited to any bonus with respect to which Executive has fulfilled all of the requirements for payment of the bonus, as set forth in the terms of such bonus plan or arrangement, but which has not yet been paid as of the termination of employment, accrued vacation, sick leave and personal leave, and reimbursements due through the effective date of termination, paid to Executive in a lump sum on the next regularly scheduled payday following the effective date of termination. Unless specifically provided herein, under no circumstance where Executive’s employment terminates shall Executive be entitled to any pro rata share or payment of any bonus or other compensation which requires employment at the time of the determination or award for eligibility. In addition, a termination of this Agreement for any reason provided above shall not alter or impair any of Executive’s vested rights or benefits, if any, under any (i) employee benefit plan of the TBAC Companies or (ii) deferred compensation plan, including, without limitation, any stock option plan, of the TBAC Companies. All other rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that Executive’s obligations under paragraphs 3, 5, 6, 7, and 8 herein shall survive such termination in accordance with their terms, unless or except as expressly provided otherwise in this Agreement.
5.	Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of any of the TBAC Companies or their representatives, vendors or customers which pertain to the business of any TBAC Companies shall be and remain the property of the TBAC Companies, as the case may be, and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the TBAC Companies which is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive’s employment for any reason and Executive shall not retain any copies of the same. The foregoing shall not apply to any personnel, compensation, or benefits information regarding Executive.
6.	Intellectual Property. During the term of Executive’s employment and at any time thereafter, Executive shall disclose promptly to the Company any and all conceptions, ideas, designs, plans, know-how, processes, improvements and other discoveries, whether patentable or not, which (i) are conceived or made by Executive, solely or jointly with another, during the period of employment, (ii) are directly related to business or activities of the TBAC Companies, and (iii) Executive conceives as a result of his employment by the Company (collectively, the “Intellectual Property”). Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein. Executive must also render to the Company, at the

Company’s expense, reasonable assistance in the perfection, enforcement and defense of any Intellectual Property.
7.	Trade Secrets. Executive agrees that he will not, during Executive’s actual employment and, following the termination of such employment for any reason, directly or indirectly, disclose any trade secrets of the TBAC Companies, except as required by law and prior to any such disclosure Executive shall give the Company prior written notice thereof and the opportunity to contest such disclosure.
8.	Confidentiality.
a.	Executive acknowledges and agrees that all Confidential Information (as defined below) of the Company is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes “trade secrets” under applicable laws and that unauthorized disclosure or unauthorized use of the Confidential Information would irreparably injure the Company. During Executive’s actual employment and, following the termination of such employment for any reason, for a period that shall expire three years after the termination of such employment, Executive shall: (a) hold all Confidential Information in strict confidence, and (b) not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Executive, and (c) not disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties, and who have been informed of the confidential nature of the confidential information and have agreed to keep it confidential), or copy, reproduce, modify, transmit, including electronic transmission, decompile or reverse engineer any Confidential Information. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Executive.

b.	Upon the termination of Executive’s employment with the Company for any reason, and upon written request of the Company at any other time, Executive shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within ten days of a written request by the Company, Executive shall certify to the Company in writing that all such materials have been returned.

c.	Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants contained in paragraphs 7, 8.a and 8.b of this Agreement, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that such covenants may be enforced by the Company, in the event that a court of competent jurisdiction determines that he has breached, or has attempted or threatened to breach, any of such covenants, by injunctions, restraining orders, and orders of specific performance issued by a court of competent jurisdiction. This relief is in addition to all other remedies available at law.

d.	Nothing contained in paragraphs 7, 8.a and 8.b of this Agreement shall be construed to limit the Company’s common law and statutory rights regarding the protection of its trade secrets and Confidential Information.

e.	Nothing contained in paragraphs 7 and 8a and 8.b of this Agreement shall be construed to limit Executive’s right to use the expertise, skills, and knowledge he possessed as of the date of his execution of this Agreement, to the extent such use is consistent with applicable laws.
9.	As used in this Agreement, the term “Confidential Information” shall mean any information or material known to or used by or for the TBAC Companies (whether or not owned or developed by the TBAC Companies and whether or not developed by Executive) that is not generally known to the public or persons in the Accessories Business. Subject to the foregoing, Confidential Information includes, but is not limited to, the following: all trade secrets of the TBAC Companies; all information that the TBAC Companies have marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all nonpublic information concerning the TBAC Companies’ products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all TBAC Companies’ business records and plans; all TBAC Companies’ personnel files; all financial information of or concerning the TBAC Companies; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, and object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the TBAC Companies; all computer hardware or software manuals; all training or instruction manuals; and all data and all computer system passwords and user codes. For purposes hereof, Confidential Information shall not include such information (i) that was known to Executive prior to the Effective Date; (ii) which becomes known to the public or in the industry through no fault of Executive; (iii) the disclosure of which is required by law (including regulations and rulings) or the order of any competent governmental authority or Executive reasonably believes is required in connection with the defense of a lawsuit against Executive, provided that in either case, prior to disclosing any information, Executive shall give prior written notice thereof to the Company and provide the Company with the opportunity to contest such disclosure; or (iv) any personnel, compensation, or benefits information regarding Executive.
10.	No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement, including any non-competition agreement, invention or secrecy agreement, with a former employer, client or any other person or entity.
11.	Assignment: Binding Effect. Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company, to expressly assume and agree in writing reasonably satisfactory to Executive to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such written agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement.
12.	No Mitigation; Offset. Executive shall not be required to mitigate the amount of any Company payment provided for in this Agreement by seeking other employment or otherwise. The amount of any payment required to be paid to Executive by the Company may be reduced by any amounts that are owed to the Company by Executive.
13.	Release. Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to receive any severance payments pursuant to paragraph 4. of this Agreement unless Executive has executed (and not revoked) a release of all claims arising under this Agreement or relating to Executive’s employment or termination thereof, known or unknown, that Executive may have against the Company, its subsidiaries, their directors, officers, and employees, in a form of such release reasonably acceptable to the Company. The Company shall have no obligation to commence payments pursuant to paragraph 4 until such a release becomes effective, provided that such release is consistent and enforceable under all applicable laws. Any such release executed by Executive pursuant to this Agreement will not act to waive any rights or claims that may arise after the date the release is executed.
14.	Complete Agreement. This Agreement supersedes, and replaces in full, all representations, understandings and agreements (oral or written) between Executive and the Company or any of the TBAC Companies or any of their officers, directors or representatives existing as of the Effective Date and covering the same subject matter as this Agreement, save and except any indemnity obligations in prior Employment Agreements between the Company (or any predecessors) and Executive. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be modified after the Effective Date except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. Without limiting the generality of the foregoing, either party’s failure to insist on strict compliance with this Agreement shall not be deemed a waiver thereof.
15.	Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	Tandy Brands Accessories, Inc.
690 East Lamar Blvd., Suite 200
Arlington, Texas 76011
Attn: Chairman of the Board of Directors

To Executive:	N. Roderick McGeachy, III
2318 Kirkpatrick Place
Greensboro, North Carolina 27408
Notice shall be deemed given and effective on the earlier of three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 16.

16.	Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

17.	Dispute Resolutions. Except with respect to injunctive relief as provided in paragraph 3b., neither party shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within two weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation. If the parties do not promptly agree on a mediator, the parties shall request the Association of Attorney Mediators in Tarrant County, Texas (or if the Company’s principal offices are not in Tarrant or Dallas County, a similar organization in the county in which the Company’s principal offices are located) to appoint a mediator certified by the Supreme Court of Texas (or applicable judicial authority in another jurisdiction). If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in the city in which the Company has its principal offices in Texas (or if its officers are relocated out of Texas, in the county in which the Executive resides), in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitrator shall not have the authority to modify or change any term of this Agreement, but may award the Executive any compensation or benefits due under the Agreement, and in addition, may award the Executive reasonable attorneys’ fees and expenses and interest thereon in the event the arbitrator determines (i) that Executive was involuntarily terminated by the Company without Disability or Cause, as defined in paragraphs 4b. and 4c., respectively, and the Company breached its obligations to the Executive under paragraph 4, or (ii) that the Company has otherwise materially breached this Agreement. In addition, the arbitrator may award the Company damages and attorneys’ fees and expenses and interest thereon in the event the Arbitrator determines that the Executive has materially breached this Agreement. A decision by the arbitrator shall be final and binding. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator may award costs and expenses, including reasonable attorneys’ fees, to the prevailing party as determined by the arbitrator in any dispute arising under this Agreement.

18.	Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflicts of law provisions.

19.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as of the Effective Date.

TANDY BRANDS ACCESSORIES, INC.

By:	/s/ JSB Jenkins
Name:	J.S.B. Jenkins
Title:	Chairman of the Board

EXECUTIVE
/s/ N. Roderick McGeachy, III

N. RODERICK MCGEACHY, III

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